Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Drilling Tools International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	888,041	$3.07	$2,726,285.87	0.00015310	$417.39

	Total Offering Amounts							$417.39

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$417.39

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also over any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Drilling Tools International Corporation (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction without receipt of consideration.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on Nasdaq on December 27, 2024, a date within five business days prior to the filing of this Registration Statement.